Exhibit (23).2

Independent Accountants’ Consent

The Board of Directors

Valley National Bancorp:

We consent to incorporation by reference in the Registration Statements No. 33-52809, No. 33-56933, No. 333-25419, No. 333-65993, No. 333-75889, No. 333-77673 and No. 333-80507, No. 333-53888, No. 333-36667 on Form S-8, Registration Statement No. 333-70996 on Form S-3 and Registration Statement No. 333-56425 on Form S-3D of Valley National Bancorp of our report dated January 16, 2002 relating to the consolidated statement of financial condition of Valley National Bancorp and subsidiaries as of December 31, 2001 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2001, which report appears in the December 31, 2002 Annual Report on Form 10-K of Valley National Bancorp.

/s/ KPMG LLP

KPMG LLP

Short Hills, New Jersey

March 6, 2003